Exhibit 10.7

September 10, 2021

Ravi Tulsyan
[address redacted]

Dear Ravi,

On behalf of the leadership team of XPO Logistics, Inc. (the “Company”), I’m happy to offer you a promotion to the position of chief financial officer, effective September 2, 2021 (the “Effective Date”). I know I speak for the rest of our team when I say how pleased we are to make you this offer.

Reporting and Work Location: In this role, you’ll report directly to Brad Jacobs, chief executive officer, and manage the finance group of XPO. You’ll continue to be based out of the Company’s Greenwich, Connecticut office.

Full-Time Employment: During your employment, you will be required to devote your full time and attention to your duties and responsibilities for the Company. You may not take up any outside full or part-time employment without the prior written consent of the Company.

Your Salary and Compensation:
We’d like to offer you the following compensation package:

•Base Salary: You’ll receive $19,230.77, paid on a biweekly basis ($500,000 annualized), less all applicable withholdings and deductions, and pro-rated for any partial period worked. This is an exempt position, meaning you will not be eligible for overtime compensation.

•Annual Incentive: You will be eligible to participate in the Company’s annual incentive program, subject to the terms and conditions set forth in the applicable plan document, continuing with the 2021 fiscal year, with a bonus target of 100% of your base salary. The actual amount of the annual bonus, if any, may vary (from 0% to 200% of your bonus target) based on the annual financial performance of the Company and performance on key strategic initiatives for the Company, which will be determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors or its delegate (the “Compensation Committee”). Your annual cash bonus will not be pro-rated for 2021 and your bonus will be calculated using a bonus target of your $500,000 annualized base salary to apply for the full year. For fiscal years after 2021, your performance goals, the Company’s performance goals, and the payout curve for the annual cash bonus will be determined annually by the Compensation Committee in its discretion. To be eligible for the annual cash bonus, you must be employed through the date on which the annual cash bonus, if any, is paid, and you must not have given notice of your resignation to the Company on or before the date on which the annual cash bonus, if any, is paid.

•Long-term Incentive: You will be granted the following long-term incentive awards for the 2021 performance year with a target value of $1,750,000, reflected below at grant date value, subject to the terms and conditions set forth in the award agreements that will be provided to you after the Effective Date. The target number of stock units will be determined based on the Company’s closing stock price on date of grant.

•Time-Based Restricted Stock Units (RSUs): $750,000 of grant date value will be awarded to you in the form of RSUs as soon as practicable after the Effective Date, subject to the following vesting schedule and your continuing employment with the Company on such date: vesting 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

•Performance-Based Restricted Stock Units (PRSUs): $1,000,000 of grant date value will be awarded to you in the form of PRSUs as soon as practicable after the Effective Date, vesting on December 31, 2024, and contingent on (i) your continuing employment with the Company through December 31, 2024, (ii) your achievement of defined performance goals for 2021, 2022, and 2023 (with the potential to achieve up to 200% payout for each metric), and (iii) final certification of performance criteria achievement by the Compensation Committee. The PSRU award amount will be prorated from start date for year one (2021) of the award only; the remaining years will be settled in full upon the vest date. Performance indicators include:
•(50%) Absolute adjusted cash flow per share annually for 2021, 2022 and 2023.
•(25%) Relative annual growth in adjusted cash flow per share, compared against a defined transportation competitor set, for 2021, 2022 and 2023.
•(25%) ESG scorecard metrics for 2021, 2022, and 2023.

For performance years after 2021, the grant date value of any annual long-term incentive awards to be granted to you will be determined by the Compensation Committee in its discretion, subject to the terms and conditions set forth in the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan and the applicable award agreement.  If approved, these awards will be granted to you following the end of the 2021 performance year, subject to your continued employment on the applicable grant dates. Long-term incentive awards will be reflective of your individual performance and contributions, the Company and/or business unit performance, as applicable, and the scope and expectations of your position/role in the Company and/or your business unit. As an at will employee, long-term incentives are subject to change at the sole discretion of the Company.

Your Benefits:
There will be no break in your existing insurance benefit coverage. Please note that the Company reserves the right to modify, amend and/or terminate the employee benefits at any time in its sole and absolute discretion, consistent with applicable law.

Severance Benefits: You will be eligible for severance payments and other benefits upon certain qualifying termination events, subject to the terms and conditions of the attached Change in Control and Severance Agreement (the “Severance Agreement”), provided that you timely return a signed copy of the Severance Agreement.

Your Representations and Conditions of Employment:

•Company Policies: As a condition of your continued employment, you are required to abide by the Company’s rules and policies as may be published from time to time.

•Confidential Information Protection Agreement: Your acceptance of this offer of promotion and continuing employment with the Company, is contingent upon you entering into the enclosed Confidential Information Protection Agreement (“CIPA”), which, among other things, prohibits unauthorized use or disclosure of the Company’s confidential and proprietary information and includes non-competition and non-solicitation provisions during your employment with the Company and following the termination of your employment with the Company.

At-Will Employment: Your employment with the Company will be “at-will,” meaning that either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause. Per Company policy, we request that, in the event of resignation, you give the Company at least 30 days advance notice. Neither this promotion letter nor any other written material issued by the Company constitutes a contract between you and the Company for employment, express or implied, for any specific duration. The at-will employment relationship cannot be changed except in writing signed by the Company’s chief executive officer.

Entire Offer: This offer letter, along with the CIPA and Severance Agreement states the entire understanding between you and the Company as to the terms and conditions of your employment, and supersedes all prior discussions, correspondence, and understandings by or on behalf of the Company (oral or written), including the Employment Agreement you previously entered into with the Company, dated July 20, 2016, and the promotion offer letter, dated December 13, 2020, previously provided to you by the Company, in relation to your appointment as deputy chief financial officer. This offer of promotion is not to be construed as a contract for employment in any particular position for any particular salary or time period. Your new salary will become effective in the next payroll cycle following your execution and delivery of this offer letter, Severance Agreement and CIPA. Upon receipt of these executed documents, your salary will be retroactive to the Effective Date.

Taking the Next Step:
As you know, XPO has generated tremendous momentum, thanks to the efforts of our people. With your continued dedication on our team, we’re sure to persist on this path to greater success.

Please make sure you’ve read the offer letter completely, including all enclosures. Then sign and return the offer letter, CIPA and Severance Agreement by e-mail to [e-mail redacted] within seven days of the same being sent to you. This offer of promotion will terminate if it is not accepted, signed, and returned by that date, unless otherwise mutually agreed between the parties.

Best regards,

/s/ Josephine Berisha
Josephine Berisha, CHRO

Enclosures: Confidential Information Protection Agreement; Severance Agreement

EMPLOYMENT ACCEPTANCE

I accept XPO’s offer of promotion as stated above.

/s/ Ravi Tulsyan
Ravi Tulsyan

9/14/21
Date